Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact:	Tim Wesley at (412) 825-1543

Wabtec Announces Death Of Former CEO Greg Davies; Company Establishes Fund To Support Brain Tumor Research, Physician Education

WILMERDING, Pa., July 21, 2004 — Wabtec Corporation (NYSE: WAB) today announced that former president and chief executive officer Gregory T.H. Davies died today at his home in Pittsburgh. Davies, 57, was diagnosed with a malignant brain tumor in March and stepped down from the company in May. He is survived by his wife, Jamini, and two grown daughters, Malindi and Briony.

“This is a very sad occasion for the Wabtec family,” said William E. Kassling, the company’s chairman, president and chief executive officer. “Greg’s courage and strength were an inspiration to everyone here, and his legacy at Wabtec will live on. Our thoughts and prayers are with the Davies family, and we will do everything we can to continue to support them in this very difficult time.”

Visitation will be on Friday, July 23 from 5 p.m. to 8 p.m. at the William Slater and Sons Funeral Home, 301 Virginia Ave., Pittsburgh (412-381-3345). A memorial service will be held on Saturday, July 24 at 3:30 p.m. at the Presbyterian Church of Mt. Washington, 213 Bailey Ave., Pittsburgh (412-481-0425).

In Davies’ memory, Wabtec has established The Gregory T.H. Davies Brain Tumor Research and Physician Education Endowed Fund through the University of Pittsburgh Cancer Institute. The fund will help to promote scientific and/or clinical research on innovative strategies to prevent, detect, diagnose and/or treat brain tumors. In addition, it will help to create education initiatives, such as courses designed to teach medical students, fellows and physicians how to communicate effectively, clearly, consistently and compassionately with patients and their caregivers.

Wabtec and its directors will contribute $300,000 to the fund, and the company will also match donations by Wabtec employees dollar-for-dollar. Kassling said the goal is to raise initial funding of $1.5 million. To make a donation to the fund, please mail a check to the “UPCI/Greg Davies Endowed Fund for Brain Tumor Research” to UPCI Development Department, UPMC Cancer Pavillon, First Floor, 5150 Centre Ave., Pittsburgh, Pa., 15232.

Davies joined Wabtec in 1998 as president and chief operating officer. He was elected to the company’s board of directors in 1999 and named CEO in 2001. Before joining Wabtec, Davies spent 10 years at Danaher Corporation, as a group vice president in charge of several business units. Prior to joining Danaher, he spent 13 years with Cummins Engine Company in a number of sales and business development assignments. He received a bachelor of arts degree from the University of Sussex, England and a master’s degree in business administration from the Harvard Business School.

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.